To the Members of the Audit Committee
Dehaier Medical Systems Limited and Affiliate

We consent to the incorporation by reference in the Registration Statement (Form S-3) of Dehaier Medical Systems Limited and Affiliate of our report dated March 7, 2011 with respect to the consolidated financial statements of Dehaier Medical Systems Limited and Affiliate included in the Annual Report (Form 10-K) for the years ended December 31, 2010 and 2009, and to the reference to our firm under the heading “Experts”.

/s/ Friedman LLP

New York, New York
December 1, 2011